                                                                     EXHIBIT 2.3

================================================================================




                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                          RENAISSANCE WORLDWIDE, INC.

                                      AND

                             TDI ACQUISITION CORP.

                                      AND

                                TRIAD DATA, INC.

                                      AND

                                  STOCKHOLDER



                           Dated as of   April 2, 1998



================================================================================

                               TABLE OF CONTENTS

ARTICLE I

  THE MERGER...................................................................  2
     SECTION 1.1   The Merger..................................................  2
     SECTION 1.2   Effective Time..............................................  2
     SECTION 1.3   Effect of the Merger........................................  2
     SECTION 1.4   Certificate of Incorporation; By-Laws.......................  3
     SECTION 1.5   Directors and Officers......................................  3
     SECTION 1.6   Effect on Capital Stock.....................................  3
     SECTION 1.7   Exchange of Certificates....................................  4
     SECTION 1.8   Stock Transfer Books........................................  5
     SECTION 1.9   No Further Ownership Rights in Company Common Stock.........  5
     SECTION 1.10  Tax and Accounting Consequences.............................  5
     SECTION 1.11  Taking of Necessary Action; Further Action..................  5
     SECTION 1.12  Material Adverse Effect.....................................  5

ARTICLE II

  REPRESENTATIONS AND WARRANTIES OF THECOMPANY
   AND THE STOCKHOLDER........................................................   6
     SECTION 2.1   rganization, Qualification and Other Equity Interests......   6
     SECTION 2.2   Certificate of Incorporation and By-Laws...................   6
     SECTION 2.3   Capitalization.............................................   6
     SECTION 2.4   Authority Relative to this Agreement.......................   7
     SECTION 2.5   No Conflict; Required Filings and Consents.................   7
     SECTION 2.6   Compliance, Permits........................................   8
     SECTION 2.7   Financial Statements.......................................   9
     SECTION 2.8   Absence of Certain Changes or Events.......................   9
     SECTION 2.9   No Undisclosed Liabilities.................................   9
     SECTION 2.10  Absence of Litigation......................................   9
     SECTION 2.11  Employee Benefit Plans, Employment Agreements..............   9
     SECTION 2.12  Labor Matters..............................................  11
     SECTION 2.13  Restrictions on Business Activities........................  11
     SECTION 2.14  Title to Property..........................................  11
     SECTION 2.15  Taxes......................................................  12
     SECTION 2.16  Environmental Matters......................................  14
     SECTION 2.17  Intellectual Property......................................  14
     SECTION 2.18  Immigration Compliance.....................................  14


     SECTION 2.19  Insurance..................................................  15
     SECTION 2.20  Accounts Receivable........................................  15
     SECTION 2.21  Pooling Matters............................................  15
     SECTION 2.22  Brokers....................................................  16
     SECTION 2.23  Change in Control Payments.................................  16
     SECTION 2.24  Expenses...................................................  16
     SECTION 2.25  Triad Data Systems.........................................  16
     SECTION 2.26  Full Disclosure............................................  16
     SECTION 2.27  No Existing Discussions....................................  16
     SECTION 2.28  No Other Representations...................................  16

ARTICLE III

  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....................  17
     SECTION 3.1   Organization and Qualification; Subsidiaries...............  17
     SECTION 3.2   Charter and By-Laws........................................  17
     SECTION 3.3   Capitalization.............................................  17
     SECTION 3.4   Authority Relative to this Agreement.......................  17
     SECTION 3.5   No Conflict, Required Filings and Consents.................  18
     SECTION 3.6   SEC Filings; Financial Statements..........................  19
     SECTION 3.7   Pooling Matters............................................  19
     SECTION 3.8   Ownership of Merger Sub; No Prior Activities...............  19
     SECTION 3.9   Validity of Parent Common Stock............................  20
     SECTION 3.10  Absence of Certain Changes or Events.......................  20
     SECTION 3.11  Representations in Connection with the Merger
      Qualifying as a Reorganization..........................................  20

ARTICLE IV

  CONDUCT OF BUSINESS PENDING THE MERGER......................................  21
     SECTION 4.1  Conduct of Business by the Company Pending the Merger.......  21
     SECTION 4.2  No Solicitation.............................................  23
     SECTION 4.3  Conduct of Business by Parent Pending the Merger............  24

ARTICLE V

  ADDITIONAL AGREEMENTS.......................................................  24
     SECTION 5.1   Stockholder Meeting........................................  24
     SECTION 5.2   Access to Information......................................  24
     SECTION 5.3   Consents; Approvals........................................  24
     SECTION 5.4   Stockholder Agreement, Investment and Affiliate
      Agreement...............................................................  25
     SECTION 5.5   Financial Results..........................................  25
     SECTION 5.6   Registration Rights Agreement..............................  25
     SECTION 5.7   Notification of Certain Matters............................  25

     SECTION 5.8   Further Action/Tax Treatment...............................  25
     SECTION 5.9   Public Announcements.......................................  26
     SECTION 5.10  Conveyance Taxes...........................................  26
     SECTION 5.11  Pooling Accounting Treatment...............................  26
     SECTION 5.12  Listing of Parent Shares...................................  26
     SECTION 5.13  Leases.....................................................  26
     SECTION 5.14  Tax Certificates...........................................  27
     SECTION 5.15  Contribution of Triad Data Systems Stock...................  27
     SECTION 5.16  Fees and Expenses..........................................  27
     SECTION 5.17  Preparation of Tax Returns.................................  27

ARTICLE VI

  CONDITIONS TO THE MERGER....................................................  28
     SECTION 6.1   Conditions to Obligation of Each Party to
      Effect the Merger.......................................................  28
     SECTION 6.2   Additional Conditions to Obligations of Parent
      and Merger Sub..........................................................  28
     SECTION 6.3   Additional Conditions to Obligation of the Company.........  29

ARTICLE VII

  TERMINATION.................................................................  30
     SECTION 7.1   Termination................................................  30
     SECTION 7.2   Effect of Termination......................................  31

ARTICLE VIII

  GENERAL PROVISIONS..........................................................  31
     SECTION 8.1   Indemnification............................................  31
     SECTION 8.2   Survival, Etc..............................................  34
     SECTION 8.3   Notices....................................................  34
     SECTION 8.4   Certain Definitions........................................  35
     SECTION 8.5   Amendment..................................................  36
     SECTION 8.6   Waiver.....................................................  36
     SECTION 8.7   Headings...................................................  36
     SECTION 8.8   Severability...............................................  36
     SECTION 8.9   Entire Agreement...........................................  37
     SECTION 8.10  Assignment; Guarantee of Merger Sub Obligations............  37
     SECTION 8.11  Parties in Interest........................................  37
     SECTION 8.12  Failure or Indulgence Not Waiver; Remedies Cumulative......  37
     SECTION 8.13  Governing Law..............................................  37
     SECTION 8.14  Counterparts...............................................  37

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of April 2, 1998 (this "AGREEMENT"),
                                                                    ---------
among Renaissance Worldwide, Inc., a Massachusetts corporation ("PARENT"), TDI
                                                                 ------
Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), Triad Data, Inc., a New York corporation (the "COMPANY")
         ----------                                                   -------
and Mr. Harley Lippman, an individual and owner of all of the issued and outstanding capital stock of the Company ("STOCKHOLDER").
                                           -----------

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent and Merger Sub to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such combination, the Stockholder and the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger of Merger Sub with and into the Company (the "MERGER") in accordance with the
                                              ------
applicable provisions of the Delaware General Corporation Law (the "DGCL") and
                                                                    ----
the New York Business Corporation Law, as amended (the "NYBCL") upon the terms
                                                        -----
and subject to the conditions set forth herein;

     WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder;
                          ----
and

     WHEREAS, pursuant to the Merger, all of the outstanding shares (the

"SHARES") of the Company's common stock, no par value per share (the "COMPANY
 ------                                                               -------
COMMON STOCK"), shall be converted into the right to receive the Merger
------------
Consideration (as defined in Section 1.7(b)), upon the terms and subject to the conditions set forth herein.

     WHEREAS, as the date hereof, Parent and Stockholder shall enter into a Registration Rights Agreement (the "REGISTRATION RIGHTS AGREEMENT").
                                    -----------------------------

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the Company and the Stockholder hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1  The Merger.

     (a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement, the DGCL and the NYBCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."
                                                    ---------------------

     (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the consummation of the Merger (the "CLOSING") will take place as
                                                 -------
promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto
(the "CLOSING DATE").
      ------- ----

     (c) Escrow. At the Effective Time, Parent shall deliver to State Street Bank and Trust Company, a Massachusetts bank and trust company, or any successor escrow agent appointed pursuant to the Escrow Agreement (as hereinafter defined) (the "ESCROW AGENT"), 10% of the Parent Shares (as hereinafter defined) issued
      ------------
to the Stockholder pursuant to Section 1.7(a) to be held and applied in accordance with the Escrow Agreement, provided, that, on the six month
                                      --------  ----
anniversary of the Effective Time (or if such anniversary date is a non-business day for Massachusetts banks, the next following day which is a business day for Massachusetts banks), if the number of Parent Shares remaining in the escrow account is more than 5% of the Parent Shares issued to the Stockholder pursuant to Section 1.7(a), the Escrow Agent shall release to the Stockholder the number of Parent Shares in excess of the number of Parent Shares equal to 5% of the Parent Shares issued to the Stockholder pursuant to Section 1.7(a).

     SECTION 1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a duly executed and delivered copy of the Certificate of Merger substantially in the form attached hereto as Exhibit 1.2 as contemplated by the DGCL and the NYBCL (each a

"CERTIFICATE OF MERGER"), with the respective offices of the Secretary of State
----------------------
of the State of Delaware and the Secretary of State of the State of New York, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and the NYBCL (the time of the later of such filings being the "EFFECTIVE TIME").
           --------------

     SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the

DGCL and the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.4   Certificate of Incorporation; By-Laws.

     (a) Certificate of Incorporation. Unless otherwise determined by the Parent, at the Effective Time, the Certificate of Incorporation of the Company, as amended pursuant to the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the NYBCL and such Certificate of Incorporation.

     (b) By-Laws. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the NYBCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

     SECTION 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

     (a) Conversion of Securities. Each share of Company Common Stock shall be converted into the right to receive that number of shares of Parent's common stock, no par value ("PARENT COMMON STOCK", and, in the aggregate, the "PARENT
                      -------------------                               ------
SHARES") as is equal to the quotient of (x) $70,000,000 (minus the amount of
------
Excess Expenses, if any, as defined in Section 5.16 hereof) divided by the average of the closing price of the Parent's common stock for the ten (10) trading days ending one day prior to the date of this Agreement (the "AVERAGE
                                                                      -------
PRICE") divided by (y) the total number of shares of Company Common Stock (on a
-----
fully diluted basis including all issued and outstanding stock options and other common stock equivalents) issued and outstanding at the Effective Time (the

"EXCHANGE RATIO").
---------------

     (b) Cancellation. Each Share, if any, held in the treasury of the Company, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

     (c) Capital Stock of Merger Sub. Each share of common stock, par value $.01, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

     (d) Fractional Shares. No certificates or scrip representing less than one Parent Share shall be issued upon the surrender or exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES"). In lieu of any such fractional share,
                         ------------
each holder of Shares who would otherwise have been entitled to a fraction of a Parent Share upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) determined by multiplying (i) the Average Price by (ii) the fractional interest of Parent Common Stock to which such holder would otherwise be entitled.

     (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time.

     SECTION 1.7   Exchange of Certificates.

     (a) Exchange Agent. At the Effective Time, Parent shall give to the Stockholder certificates evidencing the Parent Shares issuable pursuant to
Section 1.6 in exchange for outstanding Shares.

     (b) Exchange Procedures. Upon surrender by the Stockholder of a Certificate for cancellation, the Stockholder shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole Parent Shares which such holder has the right to receive in accordance with the provisions of
Section 1.6(a) in respect of the Shares formerly evidenced by such Certificate,
(B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(c), and (C) cash in respect of fractional shares as provided in Section 1.6(e) (the Parent Shares, dividends, distributions and cash being, collectively, the "MERGER CONSIDERATION"), and the Certificate so
                          --------------------
surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends and subject to Section 1.6(e), to evidence the ownership of the number of full Parent Shares into which such shares of Company Common Stock shall have been so converted.

     (c) Distributions With Respect to Unexchanged Parent Shares. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares.

     SECTION 1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.

     SECTION 1.9 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     SECTION 1.1 Tax and Accounting Consequences. It is intended by the parties hereto that the transaction effected by the Merger shall (i) constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) qualify for accounting treatment as a pooling of interests under generally accepted accounting principles and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). The parties hereto hereby adopt
                                         ---
this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     SECTION 1.1 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub, the Company and the Stockholder will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     SECTION 1.1 Material Adverse Effect. When used in connection with the Company, or Parent or any of its subsidiaries, as the case may be, the term

"MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that (a) is
------------------------
or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company or Parent and its subsidiaries, as the case may be, or (b) is delaying or preventing the consummation of the transactions contemplated hereby.

                                  ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF THE
                          COMPANY AND THE STOCKHOLDER

     Each of the Company and the Stockholder hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II (the "COMPANY DISCLOSURE SCHEDULE"):
                                   ---------------------------

     SECTION 2.1 Organization, Qualification and Other Equity Interests. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority to own, lease and operate the properties it purports to own, operate or lease. Except as disclosed in Section 2.1 of the Company Disclosure Schedule, the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The Company does not currently and has not since its inception and formation had any subsidiaries. The Stockholder does not own or control any other corporation or legal entity other than the Company whose operations or business activities are in any way integral to the operations or business activities of the Company.

     SECTION 2.2 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Certificate of Incorporation and By-Laws as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

     SECTION 2.3 Capitalization. The authorized capital stock of the Company consists of 200 shares of Company Common Stock. As of the date hereof, 100 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and zero shares are held in treasury. Except as set forth in Section 2.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 2.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock.

     SECTION 2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and the Stockholder, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's Stockholder for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement, and has unanimously recommended that the Company's Stockholder approve and adopt this Agreement and Merger. This Agreement has been duly and validly executed and delivered by each of the Company and the Stockholder and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of each of the Company and the Stockholder.

     SECTION 2.5   No Conflict; Required Filings and Consents.

     (a)  Section 2.5(a) of the Company Disclosure Schedule includes a list of
(i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which the Company is a party or by which it is bound and (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company is a party or by which it or any of its properties or assets are bound, but Section 2.5(a) of the Company Disclosure Schedule excludes contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by the Company of amounts reasonably expected to be less than $200,000.

     (b) Except as disclosed in Section 2.5(b) of the Company Disclosure Schedule, (i) the Company is not in breach of, is not in default under, nor has it received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in clauses (i) or (ii) of
Section 2.5(a), (ii) to the knowledge of the Company and the Stockholder, no other party to any of the agreements, contracts or other instrument referred to in clauses (i) or (ii) of Section 2.5 (a) is in breach of or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in clauses (i) or (ii) of Section 2.5(a) is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "LAWS") applicable to the Company or any of
                                   ----
its subsidiaries or by which any of its properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a security interest, lien, claim, encumbrance or any other restriction on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound, except, in the case of clauses (ii) and (iii) of this Section 2.5(c), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, foreign, state or provincial governmental or regulatory authority except for applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES
                                                                 ----------
ACT"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT"), state securities laws ("BLUE SKY
                             ------------                            --------
LAWS"), the pre-merger notification requirements of the Hart-Scott-Rodino
----
Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the filing
                                                     -------
and recordation of appropriate merger or other documents as required by the DGCL or the NYBCL and where the failure to obtain such consents, approvals, authorizations or permits, or make such filings or notifications, would be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

     SECTION 2.6   Compliance, Permits.

     (a) Except as disclosed in Section 2.6(a) of the Company Disclosure Schedule, the Company is in compliance, in all material respects, with Laws applicable to the Company or by which any of its respective properties is bound or affected.

     (b) Except as disclosed in Section 2.6(b) of the Company Disclosure Schedule, the Company holds all franchises, grants, authorizations, covenants, permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are necessary for the operation of the business of the Company as it is now being conducted (collectively, the "COMPANY PERMITS") except where failure to hold such Company
                    ---------------
Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably likely to have a Material Adverse Effect.

     SECTION 2.7   Financial Statements.

     (a) Attached to the Company Disclosure Schedule are the audited consolidated balance sheet of the Company as of December 31, 1997 and 1996, together with the related consolidated statements of income, cash flows and stockholders' equity for the fiscal years then ended, (the "FINANCIAL
                                                            ---------
STATEMENTS").
----------
     (b) Each of the Financial Statements was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of its operations, cash flows and stockholder equity for the periods indicated.

     SECTION 2.8 Absence of Certain Changes or Events. Since December 31, 1997, the Company has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect; (b) any amendments to the Certificate of Incorporation or By-laws of the Company; (c) any damage to, destruction, sale or loss of any asset of the Company (whether or not covered by insurance) that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices; (e) any material revaluation by the Company of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business; or (f) any sale of the property or assets of the Company, except in the ordinary course of business.

     SECTION 2.9   No Undisclosed Liabilities.  Except as disclosed on Schedule
2.9 of the Company Disclosure Schedule, the Company has no liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Financial Statements, (b) incurred since December 31, 1997 in the ordinary course of business consistent with past practice, (c) incurred in connection with this Agreement or (d) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     SECTION 2.1 Absence of Litigation. Except as disclosed in Section 2.10 of the Company Disclosure Schedule, there are no claims, actions, suits, or proceedings or, to the knowledge of the Company or the Stockholder, threatened, or, to the knowledge of the Company or the Stockholder, any investigations pending or threatened, against the Company or any properties or rights of the Company before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     SECTION 2.1   Employee Benefit Plans, Employment Agreements.

     (a) Section 2.11 (a) of the Company Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended

("ERISA")), all employee welfare plans (as defined in Section 3(1) of ERISA),
  -----
and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements written or otherwise, for the benefit of, or relating to, any present or former employee (including any beneficiary of any such employee) of, or any present or former consultant (including any beneficiary of any such consultant) to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA AFFILIATE") within the meaning of Section 414 of the Code which is
 ---------------
maintained by, contributed to or required to be contributed to by the Company or any of its ERISA Affiliates on the date hereof (all such employee benefit plans, practices and programs are referred to as the "COMPANY EMPLOYEE PLANS"). There
                                               ----------------------
have been made available to Parent copies of (i) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (ii) the most recent Internal Revenue Service determination letter with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

     (b) (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to, any plan that is or was a "multiemployer plan" as such term is defined in Section 3(37) of ERISA, a pension plan subject to Title IV of ERISA or a plan subject to Part 3 of Title I of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any Company Employee Plan, which could result in any material liability of the Company, and for which an exemption is not available under Section 408(a) or 408(b) of ERISA; (iii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company has performed
              ---
all material obligations required to be performed by it under, is not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans;
(iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) there are no lawsuits or other claims (other than claims for benefits in the ordinary course) pending or, to the best knowledge of the Company, threatened with respect to any Company Employee Plan; and (vi) all liabilities with respect to Company Employee Plans have been appropriately accrued on the Company's financial statements in accordance with GAAP, and the Company does not have any material liability with respect to any employee benefit plans, practice or programs which are not Company Employee Plans.

     (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any subsidiary of

     (d) the Company who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an

"ISO"), and the expiration date of such option; (ii) any other right, directly
----
or indirectly, to acquire Company Common Stock, together with the number of shares of Company Common Stock subject to such right. Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights.

     (e) Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of: (i) all employment agreements with officers or employees or consultants of the Company or any subsidiary of the Company that provide a base salary in excess of $100,000 or that provided for a total compensation during the Company's most recent fiscal year in excess of $100,000; (ii) all agreements with consultants who are individuals obligating the Company to make minimum annual cash payments in an amount exceeding $100,000; and (iii) all severance agreements, programs and policies of the Company or any subsidiary of the Company with or relating to its employees, in each case with outstanding commitments exceeding $75,000, excluding programs and policies required to be maintained by law; and (iv) all plans, programs, agreements and other arrangements of the Company or any subsidiary of the Company with or relating to its employees which contain change in control provisions.

     SECTION 2.12 Labor Matters. (a) There are no actions or proceedings pending or, to the knowledge of the Company, threatened in writing between the Company and any of its respective employees; (b) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and the Company does not know of any activities or proceedings of any labor union to organize any such employees; and (c) the Company does not have knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     SECTION 2.13 Restrictions on Business Activities. Except for this Agreement, to the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company or any other person which has or could reasonably be expected to have the effect of prohibiting or materially limiting the business of the Company as currently conducted or as proposed to be conducted by the Company.

     SECTION 2.14 Title to Property. The Company has good and marketable title to all of its owned properties and assets, free and clear of all security interests, liens, claims, pledges, agreements, limitations in respect of voting rights, charges or other encumbrances of any nature whatsoever (collectively, the "LIENS"), except Liens for taxes not yet due and payable and such Liens or
     -----
other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not have, individually or in the aggregate, a Material Adverse Effect; and, to the knowledge of the Company, all leases pursuant to which the Company leases from others real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) except where the failure to be in good standing, valid and effective or where such default under such leases would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries owns any real property.

     SECTION 2.15   Taxes.

     (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including, without limitation, (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security (or similar), workers' compensation, unemployment compensation, environmental (including Taxes under Code section 59A) utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, declarations, forms and information statements with respect to Taxes required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns, including any amendments thereto.

     (b) Except as disclosed in Schedule 2.6 of the Company Disclosure Schedule,
(i) all material Tax Returns of, relating to or which include the Company or any of its subsidiaries which are required to have been filed have been filed on a timely basis with the appropriate authorities and all such Tax Returns are true, correct and complete in all respects, (ii) all Taxes required to have been paid by the Company (whether or not shown on any Tax Return) have been paid in full on a timely basis to the appropriate authorities, and (iii) the Company has timely and properly paid to the appropriate authorities, all Employment Taxes (as defined below) that it is required to have paid. For the purposes of this Agreement, "Employment Taxes" shall mean all Taxes due with respect to payments made to persons properly classified as employees of the Company under applicable federal income tax law.

     (c) Except as disclosed in Section 2.15(c) of the Company Disclosure Schedule, (1) no claim has ever been made by an authority in a jurisdiction where neither the Company nor any of its subsidiaries files Tax Returns that the Company or any of its subsidiaries is or may be subject to Tax by that jurisdiction, (2) no Taxing authority has asserted in writing any adjustment, deficiency, or assessment that could result in additional Tax for which the Company or any of its subsidiaries is or may be liable, (3) there is no pending audit, examination, investigation, dispute, proceeding or claim for which the Company has received notice relating to any Tax for which the Company or any of its subsidiaries is or may be liable, (4) no statute of limitations with respect to any Tax for which the Company or any of its subsidiaries is or may be liable has been waived or extended, (5) the due date of any Tax Returns that the Company or any of its subsidiaries is required to file has not been extended, and (6) neither the Company nor any of its subsidiaries is a party to any Tax sharing or Tax allocation agreement, arrangement or understanding and (7) there are no powers of attorney with respect to Taxes of the Company or any of its subsidiaries currently in force.

     (d) There are no liens on any of the assets of the Company or any of its subsidiaries which arose in connection with any failure or asserted failure to pay any Tax, other than liens for current Taxes not yet due and payable.

     (e) Neither the Company nor any of its subsidiaries is a party to any contract, agreement, plan or arrangement that, individually or collectively, could give rise to any payment that would not be deductible by reason of Sections 162, 280G or 404 of the Code. No consent has been filed under Section 341(f) of the Code with respect to the Company or any of its subsidiaries.

     (f) Neither the Company nor any of its subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return, and neither the Company nor any of its subsidiaries is liable for the Taxes of any person under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law) as transferee or successor, by contract or otherwise.

     (g) Copies of (i) any Tax examination reports, (ii) extensions of statutes of limitations, (iii) the federal, state, local and foreign income Tax Returns of the Company and each of its subsidiaries, and (iv) substantive correspondence between the Company and each of its subsidiaries and all Taxing authorities for its last three (3) taxable years have previously been furnished to the Parent and such Tax Returns are true, correct and complete.

     (h) The Company has made no adjustments under Section 481 of the Code, however the Company will be required to make a Section 481 adjustment due to the change in accounting method required to be made in connection with the Merger.

     (i) The unpaid Taxes of the Company and its subsidiaries (A) did not as of December 31, 1997 exceed the reserve for Taxes set forth on the Company's and its subsidiaries' Financial Statements and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its subsidiaries in filing its Tax Returns.

     (j) Each of the Company and any predecessor to the Company has been a qualified S corporation (or Subchapter S corporation), within the meaning of the Code and for state Tax law purposes, except in those states which do not recognize S corporation status, at all times and has filed all forms and taken all actions necessary to maintain such status. Neither the Company, any predecessor to the Company nor the Stockholder has taken any action, or omitted to take any action, which action or omission could result in the loss of qualified S corporation or Subchapter S corporation status for such period prior to the Closing Date, other than the loss of S corporation status anticipated to occur as a result of the Merger pursuant to this Agreement.

     SECTION 2.16 Environmental Matters. Except in all cases as, in the aggregate, would not have a Material Adverse Effect, the Company: (i) has obtained all material approvals which are required to be obtained under all applicable federal, state or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or any of its subsidiaries ("ENVIRONMENTAL
                                                                -------------
LAWS"); (ii) is in material compliance with all terms and conditions of such
----
required approvals, and also is in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; and (iii) as of the date hereof, has not received notice of any past or present violations by the Company or any of its subsidiaries of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued material compliance with or which would give rise to any material common law or statutory liability, or otherwise form the basis of any material claim, action, suit or proceeding, against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste.

     SECTION 2.17   Intellectual Property.

     (a) The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, and any applications therefore know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are material to the business of the Company as currently conducted (the "COMPANY INTELLECTUAL PROPERTY RIGHTS"), except where
                          ------------------------------------
the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 2.17 of the Company Disclosure Schedule lists the Company Intellectual Property Rights which have been federally registered or for which registration has been applied.

     (b) No claims have been asserted to the Company or, to the knowledge of the Company, are threatened by any person nor are there any valid grounds, to the knowledge of the Company, for any bona fide claims (i) against the use by the Company of the Company Intellectual Property Rights, or (ii) challenging the ownership by the Company, or the validity or effectiveness of any of the Company Intellectual Property Rights, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     SECTION 2.18 Immigration Compliance. (a) The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules, directives and regulations relating to the employment authorization of its employees (including, without limitation, the Immigration Reform and Control Act of 1986, as amended and supplemented, and Section 212(n) and 274A of the Immigration and Nationality Act, as amended and supplemented, and all implementing regulations relating thereto).

     (b) Since January 1, 1995, the Company has not received any notice from the Immigration and Naturalization Service (the "INS") or the U.S. Department of
                                                 ---
Labor (the "DOL") of the disapproval or denial of any visa petition pending
            ---
before the INS or labor certification pending before the DOL on behalf of any employee or prospective employee of the Company.

     (c) Section 2.18 (c) of the Company Disclosure Schedule contains a true, complete and accurate list of all non-immigrant or immigrant visa petitions pending before the INS and labor certifications pending before the DOL on behalf of any of the employees or prospective employees of the Company or any of its subsidiaries.

     SECTION 2.19 Insurance. Section 2.19 of the Company Disclosure Schedule lists each insurance policy maintained by the Company and each of its subsidiaries with respect to the Company's properties, assets and operations and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect. The Company is not in default with respect to its obligations under any of such insurance policies.

     SECTION 2.20 Accounts Receivable. The accounts receivable of the Company as reflected in the most recent Financial Statements, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of the Company are valid and existing and represent monies due from services actually performed in the ordinary course of business.

     SECTION 2.21 Pooling Matters. Neither the Stockholder nor the Company nor any of its affiliates has, to the best of the Stockholder's and the Company's knowledge and based upon consultation with its independent accountants, taken or agreed to take any action that could affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests under generally accepted accounting procedures. Without limiting the generality of the foregoing sentence, (i) the Company has not had any treasury stock transactions and none are planned during the period between the date hereof and the Closing Date, (ii) the Company has not adopted any new or amended any existing stock option or stock purchase plans, (iii) the Company has not disposed of any assets other than in the ordinary course of business, and (iv) the Stockholder has not entered into any agreement that would restrict the Stockholder's voting rights with respect to the Parent Shares to be issued pursuant to this Agreement. If requested, the Stockholder and the President or Chief Financial Officer of the Company will execute any documentation on behalf of the Stockholder and the Company reasonably required by Parent's independent public accountants with respect to pooling of interest accounting issues. The failure of this representation to be true and correct, shall, if the Merger is not able to be accounted for as a pooling of interests, constitute a breach of this Agreement by the Stockholder and the Company for the purposes of Section 7.1(f).

     SECTION 2.22 Brokers. No broker, finder or investment banker, other than Donaldson, Lufkin & Jenrette, the fees and expenses of which will be paid by the Company, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its affiliates. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Donaldson, Lufkin & Jenrette pursuant to which each such firm would be entitled to any payment relating to the transactions contemplated hereunder.

     SECTION 2.23 Change in Control Payments. The Company has no plans, programs or agreements to which it is a party, or to which it is subject, pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of the Company.

     SECTION 2.24 Expenses. Section 2.24 of the Company Disclosure Schedule attached hereto sets forth a description of all of the estimated expenses of the Company, including those payable to auditors, consultants and other professionals, as of the date hereof which the Company expects to incur, or has incurred, in connection with the transactions contemplated by this Agreement.

     SECTION 2.25 Triad Data Systems. Except for obligations or liabilities incurred in connection with the office leases listed on Section 2.25 of the Company Disclosure Schedule, Triad Data Systems, Inc., a New York corporation

("Triad Data Systems") has not (i) incurred, directly or indirectly, through any
--------------------
subsidiary or affiliate, any obligations or liabilities (absolute, accrued, contingent or otherwise), or (ii) engaged in any business activities of any type or kind whatsoever or (iii) entered into any agreements or arrangements with any person. For the purposes of Sections 2.10, 2.15 and 2.16 hereof, the term "Company" shall be read and interpreted to include both the Company and Triad Data Systems.

     SECTION 2.26 Full Disclosure. No representation or warranty made by the Company contained in this Agreement and no statement contained in any certificate or schedule furnished by the Company to Parent or Merger Sub in, or pursuant to the provisions of, this Agreement, including without limitation the Company Disclosure Schedule, contains any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make statements herein or therein not misleading.

     SECTION 2.27 No Existing Discussions. As of the date hereof, neither the Stockholder nor the Company is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 4.2).

     SECTION 2.28 No Other Representations. Except as specifically set forth herein and in any certificate or schedule furnished by the Company or the Stockholder to Parent or Merger Sub in, or pursuant to the provisions of, this Agreement, including without limitation the Company Disclosure Schedule, the Company and the Stockholder make no other representations or warranties, whether express or implied with respect to this Agreement.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company and the Stockholder that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "PARENT DISCLOSURE
                                                        -----------------
SCHEDULE"):
--------

     SECTION 3.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Each of Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect.

     SECTION 3.2 Charter and By-Laws. Each of Parent and Merger Sub has heretofore furnished to the Company a complete and correct copy of its Articles of Organization and By-Laws, as amended to date. Such Articles of Organization and By-Laws are in full force and effect.

     SECTION 3.3 Capitalization. The authorized capital stock of the Parent consists of (i) 99,000,000 shares of Parent Common Stock, and (ii) 1,000,000 shares of preferred stock, par value $0.10 per share ("PREFERRED STOCK"). As of
                                                       ---------------
December 31, 1997, there were (i) 25,055,632 shares of Parent Common Stock issued and outstanding, (ii) no shares of Preferred Stock outstanding, and (iii) 4,184,116 shares of Parent Common Stock reserved for future issuance pursuant to Parent's stock plans (the "PARENT STOCK PLANS"). Except for awards outstanding
                           ------------------
under the Parent Stock Plans or as otherwise set forth in Section 3.3 of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of capital stock of the Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, the Parent. No material change in such capitalization has occurred between December 31, 1997 and the date hereof, except for the issuance of Parent Common Stock pursuant to Parent Stock Plans and a two-for-one stock split the record date of which was March 2, 1998.

     SECTION 3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, the Registration Rights Agreement, and the Escrow Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the Registration Rights Agreement and the Escrow Agreement by Parent and, if applicable, Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. As of the date of this Agreement, the Board of Directors of Parent has determined that it is advisable and in the best interest of Parent to enter into this Agreement, the Registration Rights Agreement, and the Escrow Agreement and has approved this Agreement, the Registration Rights Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby. The Merger, this Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby do not require the approval or consent of the Parent's stockholders. This Agreement, the Registration Rights Agreement and the Escrow Agreement have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitute a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms.

     SECTION 3.5   No Conflict, Required Filings and Consents.

     (a) Except as set forth in Section 3.5(a) of the Parent Disclosure Schedule, the execution and delivery of this Agreement, the Registration Rights Agreement and the Escrow Agreement by Parent and, if applicable, Merger Sub do not, and the performance of this Agreement, the Registration Rights Agreement, and the Escrow Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Articles of Incorporation or By-Laws of Parent or Merger Sub, (ii) conflict with or violate any Laws applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected.

     (b) The execution and delivery of this Agreement, the Registration Rights Agreement and the Escrow Agreement by Parent and Merger Sub does not, and the performance of this Agreement, the Registration Rights Agreement and the Escrow Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit on the part of the Parent or Merger Sub of, or filing with or notification on the part of the Parent or Merger Sub to, any federal foreign, state or provincial governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws and Nasdaq and the filing and recordation of appropriate merger or other documents as required by the DGCL or NYBCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement, and would not have a Material Adverse Effect.

     SECTION 3.6   SEC Filings; Financial Statements.

     (a) Parent has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") and has heretofore
                                                  ---
delivered or made available to the Company, in the form filed with the SEC, its Annual Report on Form 10-K for the transition period ended December 27, 1997, filed with the SEC on March 27, 1998 and all amendments and supplements to all such report filed by Parent with the SEC (collectively, the "PARENT SEC
                                                             ----------
REPORTS"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     (c)  Parent is eligible to file a registration statement on Form S-3.

     SECTION 3.7 Pooling Matters. Neither Parent nor any of its affiliates has, to Parent's knowledge and based upon consultation with its independent accountants, taken or agreed to take any action that could affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests under generally accepted accounting procedures. The failure of this representation to be true and correct shall, if the Merger is not able to be accounted for as a pooling of interests, constitute a breach of the Agreement by Parent for the purposes of Section 7.1(e).

     SECTION 3.8 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement,

Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     SECTION 3.9 Validity of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

     SECTION 3.10  Absence of Certain ChangEs or Events.  Except as set forth in
Section 3.10 of the Parent Disclosure Schedule, between December 31, 1997 and the date hereof, except as disclosed in the Parent SEC Reports, there has not been any change, or any development or combination of developments which would be required to be disclosed as a material change in response to Item 11 of Form S-3 or which has had or would reasonably be expected to have a Material Adverse Effect on Parent.

     SECTION 3.11 Representations in Connection with the Merger Qualifying as a Reorganization.

          (i) Parent has no plan or intention to redeem or otherwise reacquire any Parent Common Stock issued in the Merger.

          (ii) Parent has no plan or intention to liquidate the Company, to merge the Company with or into another corporation, to sell or otherwise dispose of the Company Common Stock acquired in the Merger, except for transfers of the Company Common Stock to corporations controlled by Parent, or to cause the Company to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Sub, except for dispositions made in the ordinary course of business or transfers to a corporation controlled by the Company. For purposes of this representation, control means the direct ownership of stock in a corporation possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of each other class of stock of that corporation.

          (iii) Prior to the Merger, Parent will be in control of Merger Sub. For purposes of this representation, control means the direct ownership of stock in Merger Sub possessing at least 80% of the total combined voting power of all classes of stock of Merger Sub entitled to vote and at least 80% of the total number of shares of each other class of stock of Merger Sub.

          (iv) Following the Merger, Parent intends to cause the Company to continue its historical business or use a significant portion of its historic business assets in a business.

          (v) Parent is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

          (vi) The liabilities of the Merger Sub assumed by the Company and the liabilities to which the transferred assets of Merger Sub are subject were incurred by Merger Sub in the ordinary course of its business.

          (vii) The payment of cash in lieu of fractional shares of Parent Common Stock in the Merger is solely for the purpose of avoiding the expense and inconvenience of Parent issuing fractional shares of Parent Common Stock and does not represent separately bargained-for-consideration. The total cash consideration that will be paid in the transaction to the Company Stockholder, instead of issuing fractional shares of Parent Common Stock, will not exceed 1% of the total consideration that will be issued in the transaction to the Company Stockholder in exchange for Company Common Stock. The Company Stockholder will not receive cash in an amount greater than the value of one full share of Parent stock.

          (viii) Parent has no plan or intention to issue additional shares of Company stock that would result in Parent losing control of the Company. For purposes of this representation, control means the direct ownership of stock in a corporation possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of each other class of stock of that corporation.

          (ix) There are no written or oral agreements between Parent and Merger Sub regarding the Merger, other than the Merger Agreement.


                                  ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing or as otherwise contemplated by this Agreement, the Company shall, and the Stockholder shall cause the Company to, conduct its business only in, and the Company shall not, and the Stockholder shall cause the Company not to, take any action except in the ordinary course of business and in a manner consistent with past practice other than actions taken by the Company in contemplation of the Merger; and the Company shall, and the Stockholder shall cause the Company to, use all reasonable commercial efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not, and the Stockholders shall cause the Company not to, during the period from the date of this Agreement and continuing until the earlier of the termination of this

Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

     (a) amend the Certificate of Incorporation or By-Laws of the Company except pursuant to the Merger Agreement;

     (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company;

     (c) sell, pledge, dispose of or encumber any assets (tangible or intangible) of the Company except for (i) dispositions of obsolete or worthless assets, (ii) sales of assets not in excess of $25,000 in the aggregate and (iii) sales of assets in the ordinary course of business and in a manner consistent with past practice;

     (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities including without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing;

     (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) except in the ordinary course of business and only under the Company's revolving line of credit, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (iii) enter into or amend any material contract or agreement; (iv) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $50,000 for the Company and its subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(e);

     (f) increase the compensation payable or to become payable to its officers, increase compensation payable or to become payable to its employees other in the ordinary course of business, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

     (g) except as required under a new pronouncement that constitutes generally accepted accounting principles, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

     (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

     (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice; or

     (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1 (a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     SECTION 4.2   No Solicitation.

     (a) Neither the Stockholder nor the Company shall, directly or indirectly, through any officer, director, employee, representative or agent of the Company,
(i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"),
                                                       --------------------
(ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal.

     (b) The Company and the Stockholder shall immediately notify Parent after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Stockholder or the Board of Directors of the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing.

     (c) The Company and the Stockholder shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. Each of the Company and the Stockholder agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company or the Stockholder is a party.

     (d) The Company and the Stockholder shall ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.2.

     SECTION 4.3 Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, unless the Company shall otherwise agree in writing, Parent shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course, other than actions taken by Parent or its subsidiaries in contemplation of the Merger, and shall not, without the prior written consent of the Company, amend or otherwise change Parent's Restated Articles of Organization or By-Laws, or take or agree in writing or otherwise to take any action which, directly or indirectly, would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 Stockholder Meeting. By his execution hereof, the Stockholder hereby irrevocably acknowledges his approval of the Merger, this Agreement and the transactions contemplated hereby.

     SECTION 5.2 Access to Information. Upon reasonable notice, the Company and Parent shall each afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period from the date of this Agreement to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the Confidentiality and Nondisclosure Agreement, dated July 18, 1997, and the nonsolicitation letter agreement, dated July 22, 1997, each between the Parent and the Company.

     SECTION 5.3 Consents; Approvals. The Company, the Stockholder and Parent shall each use their reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement and the Registration Rights Agreement by the Company, on the one hand, and Parent and Merger Sub, on the other hand, and the consummation by them of the transactions contemplated thereby and hereby, in each case as promptly as practicable. The Company, the Stockholder and Parent shall furnish promptly all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

     SECTION 5.4 Stockholder Agreement, Investment and Affiliate Agreement. The Stockholder shall execute a Stockholder Agreement, Investment and Affiliate Agreement (the "STOCKHOLDER AGREEMENT") in the form of Exhibit 5.4 concurrently
                ---------------------
with the execution of this Agreement.

     SECTION 5.5  Financial Results.   Parent shall use reasonable efforts to
publish the post-merger financial results of the Parent, covering a 30-day period during which the combined results of the Parent and the Company are included as promptly as practicable and in any event within sixty (60) days following the Effective Date.

     SECTION 5.6 Registration Rights Agreement. Parent and the Stockholder shall execute a Registration Rights Agreement in the form of Exhibit 5.6 concurrently with the execution of this Agreement.

     SECTION 5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company, Stockholder, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(a) or 6.3(a) unless the failure to give such notice results in material prejudice to the other party.

     SECTION 5.8 Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. None of Parent, Merger Sub, the Stockholder and the Company will knowingly (both before and after consummation of the Merger) take any actions, other than those contemplated by this Agreement, which would prevent the transaction effected through the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code. Notwithstanding anything to the contrary in this Agreement, Parent shall not have any liability for the Taxes of any stockholder of the Company resulting from the failure of the transaction effected through the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

     SECTION 5.9 Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that Parent may, without the prior consent of the Company, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the Nasdaq National Market if it has used reasonable efforts to consult with the Company prior thereto.

     SECTION 5.10 Conveyance Taxes. Parent, Merger Sub, the Stockholder and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

     SECTION 5.11 Pooling Accounting Treatment. Each of Parent, Merger Sub, the Stockholder and the Company agrees prior to the Closing not to take any action that to its knowledge could reasonably be expected to adversely affect the ability of Parent to treat the Merger as a pooling of interests, and each of Parent and the Company agrees to take such action as may be reasonably required to negate the impact of any past actions which to its knowledge could reasonably be expected to adversely impact the ability of Parent to treat the Merger as a pooling of interests. The taking by Parent or the Company of any action prohibited by the previous sentence, or the failure of Parent or the Company to take any action required by the previous sentence, shall, if the Merger is not able to be accounted for as a pooling of interests as a result of such action or inaction, constitute a breach of this Agreement by Parent or the Company, as the case may be, for the purposes of Section 7.1(e). If requested, the President or Chief Financial Officer of each of the Company and Parent will execute any documentation on behalf of the Company or Parent, as the case may be, reasonably required by Parent's independent public accountants with respect to pooling of interest accounting issues.

     SECTION 5.12 Listing of Parent Shares. Parent shall promptly file additional share listing applications with the Nasdaq Stock Market for the listing of the Parent Shares to be issued in connection with the Merger and Parent shall use its reasonable best efforts to have such applications accepted.

     SECTION 5.13 Leases. The Parent shall take all actions necessary or appropriate to remove the Stockholder as a party or guarantor pursuant to any Leases entered into on behalf of the Company or shall indemnify and hold the Stockholder harmless from any loss incurred or resulting from the failure of the Parent to remove the Stockholder as a party or guarantor to any such lease.

     SECTION 5.14 Tax Certificates. The Stockholder shall deliver to Parent, prior to the Closing Date, an affidavit (in form and substance reasonably satisfactory to Parent) meeting the requirements necessary to establish that the Stockholder is eligible for the exemption from the withholding provided by
Section 1445(b)(2) of the Code.

     SECTION 5.15 Contribution of Triad Data Systems Stock. The Stockholder shall contribute all of the capital stock of Triad Data Systems and any other ownership rights regarding the capital stock of Triad Data Systems to the Company prior to the Closing Date.

     SECTION 5.16 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided that if the aggregate amount of the fees and expenses of
             --------
the Company and its subsidiaries incurred in connection with this Agreement and the transactions contemplated hereby ("COMPANY EXPENSES") is in excess of
                                       ----------------
$1,000,000, the Stockholder shall be responsible and liable for and shall pay for a portion of the Company Expenses equal to the aggregate amount of such Company Expenses minus $1,000,000 to the extent such expenses were not deducted
                 -----
from the calculation set forth in Section 1.6(a) hereof prior to Closing

("EXCESS EXPENSES").  Immediately prior to the Closing, the parties hereto shall
-----------------
agree on the amount of Company Expenses incurred through the Closing. The amount of the Excess Expenses, if any, shall be deducted from the calculation set forth in Section 1.6(a) of the Agreement as indicated in such Section 1.6(a).

     SECTION 5.17 Preparation of Tax Returns. The Stockholder will prepare and file, or cause to be prepared and filed, on a timely basis at his own cost and expense, all income Tax Returns with respect to the Company for taxable periods ending on or prior to the Closing Date ("PRE-CLOSING DATE RETURNS"), and will
                                         ------------------------
have discretion to make all decisions relating to the preparation of such Pre-Closing Date Returns; provided that such Pre-Closing Date Returns shall be
                      --------
prepared on a basis that is consistent with Tax Returns filed by the Company prior to the Closing Date and shall be subject to the review and consent of the Parent which shall not be unreasonably withheld or delayed. The Stockholder will pay or cause to be paid all unpaid liability for Taxes due with respect to such Pre-Closing Date Returns, to the extent that such liability exceeds the amount reserved such Taxes (other than deferred Taxes established to reflect book-tax timing differences) on the December 31, 1997 Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Parent will provide the Stockholder (and the Stockholder's agents) with such cooperation and information as may be reasonably requested in filing any Pre-Closing Date Return, amended Pre-Closing Date Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes, in each case relating to any taxable period ending on or prior to the Closing Date.

                                  ARTICLE VI

                            CONDITIONS TO THE MERGER

     SECTION 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal;

     (b) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, as a result of the Merger or the transactions contemplated by this Agreement;

     (c) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     SECTION 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company and the Stockholder contained in this Agreement shall have been true and correct, individually and in the aggregate, in all material respects both
when made and as of the Closing Date   In addition, all representations and
warranties of the Company and the Stockholder that are qualified by materiality or similar words shall have been true and correct, individually and in the aggregate, in all respects when made and as of the Closing Date. Parent shall have received a certificate to such effect signed on behalf of the Company by the President and the Chief Financial Officer of the Company and by the Stockholder;

     (b) Agreements and Covenants. The Company and the Stockholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it or them at or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President and the Chief Financial Officer of the Company and by the Stockholder;

     (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected to have a Material Adverse Effect;

     (d) Opinion of Counsel to the Company. Parent shall have received an opinion of Paul Weiss Rifkind Wharton & Garrison, counsel to the Company, in substantially the form attached hereto as Exhibit 6.2(d);

     (e) Opinion of Accountant. Parent shall have received from Price Waterhouse LLP, independent accountants, an opinion to the effect that the Merger, if consummated in accordance with the provisions of this Agreement, will qualify for pooling of interests accounting treatment in accordance with GAAP and the rules and regulations of the SEC;

     (f) Registration Rights Agreement. The Stockholder shall have entered into a Registration Rights Agreement with the Parent;

     (g) Stockholder Agreement and Investment Letter. Parent shall have received an executed Stockholder Agreement from the Stockholder; and

     (h) Noncompetition Agreements. The Stockholder shall have entered into a noncompetition agreement substantially in the form of Exhibit 6.2(h).

     SECTION 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Parent and Merger Sub contained in this Agreement shall have been true and correct, individually and in the aggregate, in all material respects both when made and as the Closing Date. In addition, all representations and warranties of the Parent and Merger Sub that are qualified by materiality or similar words shall have been true and correct in all respects when made and as of the Closing Date. The Company shall have received a certificate to such effect signed by the President and the Chief Financial Officer of the Parent;

     (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the

Registration Rights Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President and the Chief Financial Officer of Parent;

     (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the due authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub;

     (d) Opinion of General Counsel to Parent. The Company shall have received an opinion of Richard L. Bugley, Esq., general counsel of Parent, in substantially the form attached hereto as Exhibit 6.3(d);

     (e) Opinion of Accountant. The Company shall have received copies of the opinions referred to in Section 6.2(e) above; and

     (f) Registration Rights Agreement. The Parent shall have entered into a Registration Rights Agreement with the Stockholder.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

     (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

     (b) by either Parent or the Company if the Merger shall not have been consummated by April 30, 1998 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

     (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations under Section 5.3 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

     (d) by Parent or the Company, (i) if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement, such that the conditions set forth in Section 6.2(a) or 6.2(b), or Section 6.3(a) or 6.3(b), as the case may be, would not be satisfied (either (i) or (ii) above being a "TERMINATING BREACH"), provided,
                                             ------------------
that, if such Terminating Breach is curable prior to April 30, 1998 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.1(d); or

     (e) by Parent, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.2(a) would not be satisfied, or by the Company, if any representation or warranty of Parent shall have become untrue such that the condition set forth in Section 6.3(a) would not be satisfied, in either case other than by reason of a Terminating Breach.

     SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in
Section 5.16 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

                                  ARTICLE VII

                               GENERAL PROVISIONS

     SECTION 8.1  Indemnification.

     (a) Charters and By-Laws. Parent agrees that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company (each a "COMPANY INDEMNIFIED PARTY") as
                                              -------------------------
provided in its charter or By-Laws shall continue in full force and effect for a period of not less than six years from the Closing Date; provided, however,
                                                         --------  -------
that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth in the charter or By-Laws of the Company or otherwise shall be made by independent counsel selected by the Company Indemnified Party reasonably satisfactory to the Surviving Corporation (whose fees and expenses shall be paid by the Surviving Corporation).

     (b) Survival of Representations and Warranties. The representations and warranties of the Company and the Stockholder made in this Agreement and in the documents and certificates delivered in connection herewith shall survive the Merger until Price Waterhouse LLP shall have released their report on the Parent's financial statements for the fiscal year ending on December 26, 1998 or, if earlier, the first anniversary of the Closing Date (the "INDEMNITY
                                                                ---------
PERIOD") and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. No claim for indemnification under this Section 8.1 for breach of a representation or warranty or any other claim for a breach of representation or warranty may be commenced after the Indemnity Period, provided, however, that claims made within the applicable time period
        --------  ------
shall survive to the extent of such claim until such claim is finally determined and, if applicable, paid.

     (c) Indemnification of the Parent and Merger Sub. The Stockholder (in his capacity, and for the purposes of Section 8.3(e) below, an "INDEMNITOR") agrees
                                                            ----------
that, on and after the Closing Date, the Escrow Account established under the Escrow Agreement shall be available to indemnify, defend, protect, and hold harmless each of Parent, Merger Sub, the Surviving Corporation and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, an "INDEMNITEE") at all times from and after the date of this Agreement
           ----------
from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "DAMAGES") incurred by such Indemnitee as a result of or incident
               -------
to (i) any breach of any representation or warranty of the Company or the Stockholder set forth herein or in any certificate or other document delivered in connection herewith as of the date made (as such representation or warranty would read if all qualifications as to materiality were deleted from it) with respect to which a claim for indemnification is brought by an Indemnitee within the applicable survival period, if any, described in Section 8.1(b), (ii) any breach or nonfulfillment by the Company or the Stockholder, or any noncompliance by the Company or the Stockholder with, any covenant, agreement, or obligation contained herein or in any certificate or other document delivered in connection herewith, and (iii) any Excess Expenses (as defined in Section 5.16 hereof), whether incurred prior to or after the Closing, to the extent such Excess Expenses were not deducted from the calculation set forth in Section 1.6(a) hereof prior to the Closing.

     (d) Indemnification of the Company and the Stockholder. The Parent and the Merger Sub (each in its capacity hereunder, and for purposes of Section 8.2(e) below, an "INDEMNITOR") agree to indemnify, defend, protect, and hold
                  ----------
harmless each of the Company and the Stockholder and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, an

"INDEMNITEE") at all times from and after the date of this Agreement from and
-----------
against all Damages incurred by such Indemnitee as a result of or incident to
(i) any breach of any representation or warranty of the Parent and the Merger Sub set forth herein (or in any certificate or other document delivered in connection with the Closing) as of the date made (as such representation or warranty would read if all qualifications as to materiality were deleted from
it) and (ii) any breach or nonfulfillment by the Parent or the

Merger Sub, or any noncompliance by the Parent or the Merger Sub with, any covenant, agreement, or obligation contained herein, including but not limited to the agreement contained in Section 5.13 hereof (or in any certificate or other document delivered in connection with the Closing).

     (e) Third Person Claims. Promptly after an Indemnitee has received notice of or has knowledge of any claim by a person not a party to this Agreement

("THIRD PERSON") or the commencement of any action or proceeding by a Third
--------------
Person, the Indemnitee shall give the Indemnitor written notice of such claim or the commencement of such action or proceeding; provided, however, that the
                                               --------  -------
failure to give such notice will not effect the Indemnitees' right to indemnification hereunder with respect to such claim, action or proceeding, except to the extent that the Indemnitor has been actually prejudiced as a result of such failure. If the Indemnitor notifies the Indemnitee within thirty
(30) days from the receipt of the foregoing notice that he wishes to defend against the claim by the Third Person, the Indemnitor shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to the Indemnitee. The Indemnitee may participate in the defense, at its sole expense, of any such claim for which the Indemnitor shall have assumed the defense pursuant to the preceding sentence, provided,
                                                                   --------
however that counsel for the Indemnitor shall act as lead counsel in all matters
-------
pertaining to the defense or settlement of such claims, suit or proceedings;

provided, however, that Indemnitee shall control the defense of any claim or
--------  -------
proceeding that in Indemnitee's reasonable judgment could have a material and adverse effect on Indemnitee's business apart from the payment of money damages. The Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Indemnitor has not assumed the defense of any claim. Whether or not the Indemnitor shall have assumed the defense of any claim, neither the Indemnitee nor the Indemnitor shall make any settlement with respect to any such claim, suit or proceeding without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously could have an adverse effect on the party wishing to settle, the failure of a party controlling the defense to act upon a request for consent to such settlement within five business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of this Section 8.1.

     (f) Limitations on Indemnification. No Indemnitee shall be entitled to indemnification under this Section 8.1 for Damages relating to breaches of representations and warranties set forth herein or in any certificate or document delivered in connection herewith until the aggregate amount of Damages incurred by such Indemnitee, together with Damages suffered with respect to all other claims for indemnification relating to breaches of representations and warranties pursuant to this Agreement by all other Indemnitees, exceeds $250,000; provided, however, that with respect to the matters set forth in
          -----------------
Sections 2.15 and 8.1(c)(iii) above, the Parent shall be entitled to indemnification for the entirety of such Damages (which indemnification amount shall not be included in determining whether Damages exceed $250,000 for purposes of this Section 8.1(f)).

     (g) Exclusive Method of Payment. Following the Closing, all claims by, and Damages of, Parent, Merger Sub and Surviving Corporation for any breach of this Agreement shall be paid solely from the Escrow Account and the Stockholder shall not have any personal obligation or liability to Parent or Merger Sub or Surviving Corporation. Following the Closing, all claims for any breach of this Agreement shall be payable only in shares of Parent Common Stock and, for purposes of determining the number of shares of Parent Common Stock to be transferred in respect of any such claim, the shares of Parent Common Stock to be transferred shall be valued at the Average Closing Price.

     SECTION 8.2  Survival, Etc.

     (a) The agreements set forth in Section 8.1 shall survive pursuant to the terms thereof and Article I and Section 5.8 shall survive the Effective Time indefinitely and those set forth in Section 7.3 shall survive such termination indefinitely.

     (b) Any disclosure made with reference to one or more sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed only with respect to such section or sections.

     (c) Reference to the Company's "knowledge" in this Agreement refers to the actual knowledge of Harley M. Lippman, Sharon MacDonald, Caron Katz, Glen Klein and Helen Lubarski plus all facts and circumstances such persons would have discovered upon a reasonable investigation of the subject matter; provided, however, that with respect to Section 2.21 and 3.7 "knowledge" shall mean actual knowledge of such individuals after consultations with their respective independent auditors but without any independent investigation of the rules relating to pooling of interest accounting.

     SECTION 8.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a)  If to Parent or Merger Sub:

          Renaissance Worldwide, Inc.
          189 Wells Avenue
          Newton, MA 02159
          Attention:  Vice President,
                      Mergers & Acquisitions
          Telephone No.:  (617) 527-6886
          Telecopier No.: (617) 527-6999

     With a copy to:

          Ropes & Gray
          One International Place
          Boston, MA  02110
          Attention:  Keith F. Higgins, Esq.
          Telephone No.:  (617) 951-7000
          Telecopier No.: (617) 951-7050

     (b)  If to the Company:

          Triad Data, Inc.
          515 Madison Avenue, Suite 1810
          New York, NY  10022
          Attention:  Harley Lippman
          Telephone No.:   212-758-1010
          Telecopier No.:  212-838-6303

     With a copy to:

          Paul, Weiss, Rifkind, Wharton & Garrison
          1285 Avenue of the Americas
          New York, NY  10019
          Attention: James M. Dubin, Esq.
                     Kenneth M. Schneider, Esq.
          Telephone No.:  212-373-3000
          Telecopier No.: 212-757-3990

     (c)  If to the Stockholder:

          Harley M. Lippman
          c/o Triad Data, Inc.
          515 Madison Avenue
          Suite 1810
          New York, NY  10022
          Telephone No.:   212-758-1010
          Telecopier No.:  212-838-6303

     SECTION 8.4 Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10% or more;

     (b) "business day" means any day other than a day on which banks in The Commonwealth of Massachusetts are required or authorized to be closed;

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (e) "subsidiary" or "subsidiaries" of the Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.5 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval
                                         --------  -------
of the Merger by the Stockholder of the Company, no amendment may be made which by law requires further approval by the Stockholder without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.6 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 8.9 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     SECTION 8.10 Assignment; Guarantee of Merger Sub Obligations. This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may assign all or any of its rights hereunder to any affiliate thereof, provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub or any such assignees.

     SECTION 8.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation except that all rights of the Company as an Indemnitee may be enforced by the Stockholder.

     SECTION 8.12 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 8.13 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof.

     SECTION 8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


                     [This space intentionally left blank.]

   IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder have each caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                         RENAISSANCE WORLDWIDE, INC.

                             /s/ Richard L. Bugley
                         By: ____________________________
                              Richard L. Bugley
                              Vice President


                         TDI ACQUISITION CORP.

                             /s/ Richard L. Bugley
                         By: ____________________________
                              Richard L. Bugley
                              Vice President


                         TRIAD DATA, INC.

                             /s/ Harley Lippman
                         By: ____________________________
                              Harley Lippman
                              President


                         STOCKHOLDER

                         /s/ Harley Lippman
                         _____________________________
                         Harley Lippman

                                    Exhibits
                                    --------

1.2    Form of Certificates of Merger to be filed in New York and Delaware
5.4    Form of Stockholder Agreement, Investment and Affiliate Agreement
5.6    Form of Registration Rights Agreement
6.2(d) Form of Opinion Paul, Weiss, Rifkind, Wharton & Garrison
6.2(h) Form of Noncompetition Agreement
6.3(d) Form of Opinion of Richard L. Bugley,  Esq.